Exhibit 4.9

MEMORANDUM OF AGREEMENT Dated: 19th April, 2010
Norwegian Shipbrokers’ Association’s Memo-randum of Agreement for sale and purchase of ships. Adopted by the Baltic and International Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

FRISIA SCHIFFAHRT MT “TANGO” GMBH & CO. KG
Königstraße 23, 26789 Leer/Germany
hereinafter called the Sellers, have agreed to sell, and	1
AMOUREUX CARRIERS CORP.
80 Broad Street, Monrovia/Liberia.
However CAPITAL SHIP MANAGEMENT CORP. to remain fully responsible for the correct fulfillment of this Memorandum of Agreement
hereinafter called the Buyers, have agreed to buy	2

Name: MT “TANGO” about 149,993 dwt	3

Classification Society/Class: Lloyds Register / L.R. +100A1 double hull Tanker	4

Built: 2008 By: Universal Shipbuilding Corporation – TSU Shipyard/Japan	5
Flag: Liberia Place of Registration: Monrovia	6
Call Sign: A8PR4 G~~r~~t/N~~r~~t: 78.809/47.271	7
~~Register~~ IMO Number: 9337016	8

hereinafter called the Vessel, on the following terms and conditions:	9

Definitions	10

“Banking days” are days on which banks are open ~~both~~ in the country of the currency	11
stipulated for the Purchase Price in Clause 1, in Greece and in the place of closing stipulated in Clause 8.	12

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa,	13
a registered letter, telex, telefax or other modern form of written communication.	14

“Classification Society” or “Class” means the Society referred to in line 4.	15

1.	Purchase Price US$ 66,200,000.-- (in words : United States Dollars Sixty-Six Million Two Hundred Thousand) cash on delivery.	16

2.	Deposit	17

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10%	18
(ten per cent) of the Purchase Price within 3 (three) banking days ~~from the date of this~~	19
~~Agreement~~ after both parties have signed a faxed copy of this Memorandum of Agreement - which to be fax-signed within one business day after all terms and conditions have been agreed and an escrow agreement (the “Escrow Agreement”) has been signed between Sellers, Buyers and Frachtcontor Junge & Co. GmbH (the “Escrow Agrent”). This deposit shall be placed with the following bank account in the name of the Escrow Agent	20
M.M. Warburg Bank Hamburg (the “Bank”) BIC/SWIFT: WBWC DE HH Account No: 1001 1876 07 IBAN: DE76 2012 0100 1001 1876 07 Beneficiary: Frachtcontor Junge & Co., Ballindamm 17, 20095 Hamburg

Reference: Sale MT “TANGO” Deposit
and held by this Escrow Agent in the above interest bearing account on account of the Sellers and the Buyers, to be released in accordance	21
with joint written instructions of the Sellers and the Buyers or as otherwise provided in the Escrow Agreement. Interest~~, if any~~, to be credited to the	22
Buyers.	23
24

3.	Payment	25

The deposit together with 90 percent balance ~~said~~ of the Purchase Price plus any additional payments due under this Memorandum of Agreement (such as payment for bunkers/lubricating oils, etc.) ~~shall~~ to be released/paid in full free of any bank charges to Sellers’ nominated German Bank	26
Norddeutsche Landesbank, Hannover/Germany Swift Code : NOLADE2XXX account to be advised
on delivery of the vessel against Protocol of Delivery signed by both the Sellers and the Buyers, Bill of Sale and all other delivery documents reasonably required for the valid transfer of ownership and the Buyers’ registration of the Vessel, but not later than 3 banking days after the vessel is in every respect	27
physically ready for delivery in accordance with the terms and conditions of this Agreement and	28
Notice of Readiness has been given in accordance with Clause 5.	29

4.	Inspections	30

a)*	The Buyers have waived to inspect~~ed~~ and accepted the Vessel’s classification records without inspection. ~~The Buyers~~	31
	~~have also inspected the Vessel at/in on~~	32
	~~and have accepted the Vessel following this inspection and the sale is outright and definite,~~	33
	~~subject only to the terms and conditions of this Agreement.~~	34
	The Buyers have accepted the Vessel without inspection. The sale is outright and definite, subject only to the terms and conditions of this Agreement.
b)*	~~The Buyers shall have the right to inspect the Vessel’s classification records and declare~~	35
	~~whether same are accepted or not within.~~	36

	~~The Sellers shall provide for inspection of the Vessel at/in~~	37

	~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the~~	38
	~~Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~	39
	~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~	40
	~~During the inspection, the Vessel’s deck and engine log books shall be made available for~~	41
	~~examination by the Buyers. If the Vessel accepted after such inspection, the sale shall~~	42
	~~become outright and definite, subject only to the terms and conditions of this Agreement,~~	43
	~~provided the Sellers receive written notice of acceptance from the Buyers within 72 hours~~	44
	~~after completion of such inspection.~~	45
	~~Should notice of acceptance of the Vessel’s classification records and of the Vessel not be~~	46
	~~received by the Sellers as aforesaid, the deposit together with interest earned shall be~~	47
	~~released immediately to the Buyers, whereafter this Agreement shall be null and void.~~	48

*	~~4 a) and 4 b) are alternatives; delete whichever is not applicable, in the absence of deletions,~~	49
	~~alternative 4 a) to apply.~~	50

5.	Notices, time and place of delivery	51

a)	The Sellers shall keep the Buyers well informed of the Vessel’s itinerary/movements and shall	52
	provide the Buyers with 20, 15, 7, and 3 days approximate and 2/1 days definite notice of the ~~estimated time of  arrival at the~~ anticipated place and date of delivery.	53
	~~intended place of drydocking/underwater inspection/delivery~~. When the Vessel is at the place	54
	of delivery and in every respect ~~physically~~ ready for delivery in accordance with this	55
	Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.	56

b)	The Vessel shall be delivered and taken over by the Buyers after diver’s inspection, charter free, free of cargo excluding slops, safely afloat at a safe and accessible port/berth or	57
	anchorage ~~at/~~in the Atlantic Basin range (including but not limited to USEC/USG/Caribs/Central America/EC South America / UK, Continent, Mediterranean Sea) or Arabian Gulf / Japan range.	58

	in the Sellers’ option.	59

	Expected time of delivery: in Sellers’ option between 1st May, 2010 and 31st May, 2010. Sellers are to narrow the delivery dates.	60

	Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 31st May, 2010 in Buyers’ option. The cancelling date refers to the last date that the readiness can be presented and not to the last date on which the Vessel may be delivered.	61

c)	If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the	62
	Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in	63
	writing stating the date when they anticipate that the Vessel will be ready for delivery and	64
	propose a new cancelling date. Upon receipt of such notification the Buyers shall have the	65
	option of either cancelling this Agreement in accordance with Clause 14 within ~~7~~ 3 running	66
	days of receipt of the notice or of accepting the new date as the new cancelling date. If the	67
	Buyers have not declared their option within ~~7~~ 3 running days of receipt of the Sellers’	68
	notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification	69
	shall be deemed to be the new cancelling date and shall be substituted for the cancelling	70
	date stipulated in line 61.	71

	If this Agreement is maintained with the new cancelling date all other terms and conditions	72
	hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full	73
	force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any	74
	claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by	75
	the original cancelling date.	76
d)	Should the Vessel become an actual, constructive or compromised total loss before delivery	77
	the deposit together with interest earned shall be released immediately to the Buyers	78
	whereafter this Agreement shall be null and void.	79

6.	Drydocking/Divers Inspection	80

a)**	~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the~~	81
	~~Classification Society of the Vessel’s underwater parts below the deepest load line, the~~	82
	~~extent of the inspection being in accordance with the Classification Society’s rules. If the~~	83
	~~rudder, propeller, bottom or other underwater parts below the deepest load line are found~~	84
	~~broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made~~	85
	~~good at the Sellers’ expense to the satisfaction of the Classification Society without~~	86
	~~condition/recommendation*.~~	87

b)**	~~(i) The Vessel is to be delivered without drydocking. However, the Buyers shall~~	88
	~~have the right at their expense to arrange for an underwater inspection by a diver approved~~	89

	~~by the Classification Society prior to the delivery of the Vessel.  The Sellers shall at their~~	90
	~~cost make the Vessel available for such inspection. The extent of the inspection and the~~	91
	~~conditions under which it is performed shall be to the satisfaction of the Classification~~	92
	~~Society. If the conditions at the port of delivery are unsuitable for such inspection, the~~	93
	~~Sellers shall make the Vessel available at a suitable alternative place near to the delivery~~	94
	~~port.~~	95

	~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line~~	96
	~~are found broken, damaged or defective so as to affect the Vessel’s class, then unless~~	97
	~~repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers~~	98
	~~shall arrange for the Vessel to be drydocked at their expense for inspection by the~~	99
	~~Classification Society of the Vessel’s underwater parts below the deepest load line, the~~	100
	~~extent of the inspection being in accordance with the Classification Society’s rules. If the~~	101
	~~rudder, propeller, bottom or other underwater parts below the deepest load line are found~~	102
	~~broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made~~	103
	~~good by the Sellers at their expense to the satisfaction of the Classification Society~~	104
	~~without condition/recommendation*. In such event the Sellers are to pay also for the cost of~~	105
	~~the underwater inspection and the Classification Society’s attendance.~~	106

	~~(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-~~	107
	~~docking facilities are available at the port of delivery, the Sellers shall take the Vessel~~	108
	~~to a port where suitable drydocking facilities are available, whether within or outside the~~	109
	~~delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver~~	110
	~~the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the~~	111
	~~purpose of this Clause, become the new port of delivery. In such event the cancelling date~~	112
	~~provided for in Clause 5 b) shall be extended by the additional time required for the~~	113
	~~drydocking and extra steaming, but limited to a maximum of 14 running days.~~	114

c)	~~If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~	115

	~~(i) the Classification Society may require survey of the tailshaft system, the extent of~~	116
	~~the survey being to the satisfaction of the Classification surveyor. If such survey is not~~	117
	~~required by the Classification Society, the Buyers shall have the right to require the tailshaft~~	118
	~~to be drawn and surveyed by the Classification Society, the extent of the survey being in~~	119
	~~accordance with the Classification Society’s rules for tailshaft survey and consistent with~~	120
	~~the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they~~	121
	~~require the tailshaft to be drawn and surveyed not later than by the completion of the~~	122
	~~inspection by the Classification Society. The drawing and refitting of the tailshaft shall be~~	123
	~~arranged by the Sellers. Should any parts of the tailshaft system be condemned or found~~	124
	~~defective so as to affect the Vessel’s class, those parts shall be renewed or made good at~~	125
	~~the Sellers’ expense to the satisfaction of the Classification Society without~~	126
	~~condition/recommendation*.~~	127
	~~(ii) the expenses relating to the survey of the tailshaft system shall be borne~~	128
	~~by the Buyers unless the Classification Society requires such survey to be carried out, in~~	129
	~~which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses~~	130
	~~if the Buyers require the survey and parts of the system are condemned or found defective~~	131
	~~or broken so as to affect the Vessel’s class*.~~	132

	~~(iii) the expenses in connection with putting the Vessel in and taking her out of~~	133
	~~drydock, including the drydock dues and the Classification Society’s fees shall be paid by~~	134
	~~the Sellers if the Classification Society issues any condition/recommendation* as a result~~	135
	~~of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers~~	136
	~~shall pay the aforesaid expenses, dues and fees.~~	137

	~~(iv) the Buyers’ representative shall have the right to be present in the drydock, but~~	138
	~~without interfering with the work or decisions of the Classification surveyor.~~	139

	~~(v) the Buyers shall have the right to have the underwater parts of the Vessel~~	140
	~~cleaned and painted at their risk and expense without interfering with the Sellers’ or the~~	141
	~~Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If,~~	142
	~~however, the Buyers’ work in drydock is still in progress when the Sellers have~~	143
	~~completed the work which the Sellers are required to do, the additional docking time~~	144
	~~needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event~~	145
	~~that the Buyers’ work requires such additional time, the Sellers may upon completion of the~~	146
	~~Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock~~	147
	~~and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether~~	148
	~~the Vessel is in drydock or not and irrespective of Clause 5 b).~~	149

*	~~Notes, if any, in the surveyor’s report which are accepted by the Classification Society~~	150
	~~without condition/recommendation are not to be taken into account.~~	151

**	~~6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~	152

~~alternative 6 a) to apply.~~

No drydocking clause to apply. However upon availability of the Vessel at the delivery port, the Buyers have the right to carry out an inspection of the Vessel's underwater's parts with divers prior to the delivery of the Vessel. When the Buyers choose to exercise this right, then the Buyers shall arrange at their expense inspection of the underwater parts by a class approved diver in the presence of a representative of both the Buyers and the Sellers, together with Class surveyor, who is to be arranged by the Buyers. Notice of Readiness not be tendered prior to completion of the underwater survey.

The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of Class. If the conditions at the place of delivery are unsuitable for such inspection, then the Sellers shall make the Vessel available at a suitable alternative place nearby, at their own expense. Should such movement delay the Vessel beyond the cancelling date, then same shall be extended to allow this inspection.

a) If damage to underwater parts affecting her Class is found which the Class requires to be rectified after six months from delivery of the Vessel, the rectification shall be done by the Buyers at their convenience. In this case, only direct cost to repair such damage shall be for the Sellers'
account, and not to include drydock dues, docking or un-docking costs. If the Class requires the damage to be repaired earlier than six months from delivery, clauses (b) or (c) to apply.

The Sellers shall have the option to deliver the vessel without rectifying the damage but paying the Buyers an estimated repairing cost, by way of reduction from the Purchase Price, which amount shall be an average amount reasonably quoted by the Sellers and the Buyers respectively from two (2)
reputable repairers.

b) If the Class requires to carry out afloat repairs of such damages promptly, then the Sellers shall repair such damages afloat at their expense to the satisfaction of Class prior delivery.

If Class surveyor is satisfied with the said preliminary afloat repair and approved the vessel to trade for the next 6 months with condition/recommendation, then sub-clause (a) hereabove in full to be applied in respect of compensation and delivery condition.  In this case, the canceling date specified in clause 5 herein shall be extended by the time necessary for such repairing work up to a maximum of 10 days.

c) If Class requires repairing such damages promptly, then the Sellers shall repair such damages at their expense to the satisfaction of Class prior to the delivery of the Vessel.

		153

In this case, the canceling date specified in clause 5 herein shall be extended by the time necessary for such repairing work up to a maximum of 10 days.

In case the Vessel would be drydocked, the Buyers have the right to clean and paint the Vessel's bottom and other underwater parts during drydock at their time, risk and expenses without interference to the Sellers' works subject to prior consent of the Sellers, which not to be unreasonably withheld.

In the event that the Sellers' works are completed prior to the Buyers completion of their works, if any, the Sellers have the right to tender a notice of readiness for delivery whilst the Vessel is in drydock and deliver the Vessel in drydock, and the Buyers shall be obliged to take delivery of the Vessel in accordance with Clause 3 herein, whether the Vessel is in drydock or not.

7.	Spares/bunkers, etc.	154

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board, ~~and~~ on	155
shore and on order without any additional charge to the Buyers. All spare parts and spare equipment ~~including spare tail-end shaft(s) and/or spare~~	156
~~propeller(s)/propeller blade(s), if any~~, belonging to the Vessel at the date ~~time~~ of this Agreement ~~inspection~~ used or	157
unused, whether on board or not shall become the Buyers’ property, ~~spares on order are to be~~	158
~~excluded.~~ Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to	159
replace spare parts ~~including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s)~~ which	160
are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the	161
property of the Buyers. The radio installation and wireless navigational equipment shall be included in the sale	162
without extra payment ~~if they are the property of the Sellers~~. ~~Unused~~ Broached/unbroached stores and provisions shall be	163
included in the sale and be taken over by the Buyers without extra payment. Following spare parts are available covering this Vessel and MT “TANGO” (not each vessel) : 4 spare cylinder liners in Houston and 1 spare electric motor for inertgas plant in Leer.	164

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the	165
Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc.,	166
exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s,	167
Officers’ and Crew’s personal effects/belongings including the slop chest are to be excluded from the sale,	168
as well as the following additional items (including items on hire): - log books according to Clause 8. hereof. - certificates which the Sellers have to return to issuing authorities according to law, but the Buyers to have the right to take photocopies. - I.S.M. manuals / ISPS manuals. - Blue Ocean satphone/email installation, which is property of Blue Ocean Wireless Limited, Unit 8, Fulcum 4, Solent Way, Whiteley, Hampshire, PO15 7FT, UK.	169

The Buyers shall take over and pay extra only for the remaining bunkers and unused/unbroached lubricating oils in storage tanks and	170
sealed drums and pay the ~~current net market~~ Sellers’ last invoiced prices less all Sellers’ discounts (and excluding ~~barging~~ lighterage expenses) at the port and date	171
of delivery of the Vessel. Prices are to be supported by invoices/vouchers.	172
Payment under this Clause shall be made at the same time and place and in the same currency as	173

the Purchase Price.		174
8.	Documentation	175

The place of closing/payment formalities : to take place in Sellers’ office or Sellers’ Bank.	176

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery	177
documents, ~~namely~~: as reasonably required for valid transfer of title and registration under Buyers’ flag of choice. Such documents to be listed in an Addendum to this Memorandum of Agreement, however such agreement is not to prejudice/delay the signing of this Memorandum of Agreement and lodging of the deposit.	178

a)	~~Legal Bill of Sale in a form recordable in (the country in which the Buyers are~~	179
	~~to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages~~	180
	~~and maritime liens or any other debts or claims whatsoever, duly notarially attested and~~	181
	~~legalized by the consul of such country or other competent authority.~~	182

b)	~~Current Certificate of Ownership issued by the competent authorities of the flag state of~~	183
	~~the Vessel.~~	184

c)	~~Confirmation of Class issued within 72 hours prior to delivery.~~	185

d)	~~Current Certificate issued by the competent authorities stating that the Vessel is free from~~	186
	~~registered encumbrances.~~	187

e)	~~Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of~~	188
	~~deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the~~	189
	~~registry does not as a matter of practice issue such documentation immediately, a written~~	190
	~~undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a~~	191
	~~Certificate or other official evidence of deletion to the Buyers promptly and latest within 4~~	192
	~~(four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~	193

f)	~~Any such additional documents as may reasonably be required by the competent authorities~~	194
	~~for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such~~	195
	~~documents as soon as possible after the date of this Agreement.~~	196

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of	197
Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the	198
Buyers.	199

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all	200
plans, drawings, instruction booklets, nautical publications, charts, copies of all manuals and code-books, as well as oil record books of the last three months etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also	201
be handed over to the Buyers unless the Sellers are required to retain same, in which case the	202
Buyers to have the right to take copies. Other technical documentation which may	203
be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so	204
request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take	205
copies of same.	206

9.	Encumbrances	207

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, taxes,	208
mortgages and maritime liens or any other debts or claims whatsoever. The Sellers hereby undertake	209

to indemnify the Buyers against all consequences of claims made against the Vessel which have	210
been incurred prior to the time of delivery.	211

10.	Taxes, etc.	212

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag	213
shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’	214
register shall be for the Sellers’ account.	215

11.	Condition on delivery	216

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is	217
delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be	218
delivered and taken over as she was at the date ~~time~~ of this Agreement ~~inspection~~, fair wear and tear excepted.	219
However, the Vessel shall be delivered with her present class fully maintained without condition of Class ~~/recommendation~~*, and	220
free of average damage affecting the Vessel’s class, and with her classification certificates and	221
national/international trading certificates, as well as all other certificates the Vessel had at the date ~~time~~ of this Agreement ~~inspection~~, clean, valid and	222
unextended without condition of Class~~/recommendation~~* ~~by Class~~ or the relevant authorities ~~at~~ for a minimum of 6 (six) months from the time of	223
delivery with all survey machinery items completely up-to-date without extensions at time of delivery. The Vessel to be delivered free of cargo excluding slops. The Sellers guarantee to de-commission the Inmarsat at the time of delivery to the Buyers.	224
~~“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) and 4b), if~~	225
~~applicable, or the Buyers’ inspection prior to the signing of this Agreement.~~ If the Vessel is taken over	226
without inspection, the date of this Agreement shall be the relevant date.	227

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society	228
	without condition of Class~~/recommendation~~ are not to be taken into account.	229

12.	Name/markings	230

~~Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.~~	231

13.	Buyers’ default	232

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this	233
Agreement, and they shall be entitled to claim compensation for their losses and for all expenses	234
incurred together with interest.	235
Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to	236
cancel the Agreement, in which case the deposit together with interest earned shall be released to the	237
Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further	238
compensation for their losses and for all expenses incurred together with interest.	239

14.	Sellers’ default	240

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready	241
to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have	242

the option of cancelling this Agreement provided always that the Sellers shall be granted a	243
maximum of 3 banking days after Notice of Readiness has been given to make arrangements	244
for the documentation set out in Clause 8. If after Notice of Readiness has been given but before	245
the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not	246
made physically ready again in every respect by the date stipulated in line 61 and new Notice of	247
Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect	248
to cancel this Agreement the deposit together with interest earned shall be released to them	249
immediately.	250
Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready	251
to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for	252
their loss and for all expenses together with interest if their failure is due to proven	253
negligence and whether or not the Buyers cancel this Agreement.	254

15.	Buyers’ representatives	255

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers		256
have the right to place max. two representatives on board the Vessel at the first opportunity at their sole risk and expense and remaining onboard until the time of delivery. ~~upon~~		257
~~arrival at on or about~~		258
These representatives are on board for the purpose of familiarization with the Vessel and her operations and in the capacity of		259
observers only, and they shall not interfere in any respect with the crew or the operation of the Vessel. The		260
Buyers’ representatives shall sign the Sellers’ normal P & I letter of indemnity prior to their embarkation.		261
16.	Arbitration	262

a)*	This Agreement shall be governed by and construed in accordance with English law and	263
	any dispute arising out of this Agreement shall be referred to arbitration in London in	264
	accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or	265
	re-enactment thereof for the time being in force, one arbitrator being appointed by each	266
	party. On the receipt by one party of the nomination in writing of the other party’s arbitrator,	267
	that party shall appoint their arbitrator within fourteen days, failing which the decision of the	268
	single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree	269
	they shall appoint an umpire whose decision shall be final.	270

b)*	~~This Agreement shall be governed by and construed in accordance with Title 9 of the~~	271
	~~United States Code and the Law of the State of New York and should any dispute arise out of~~	272
	~~this Agreement, the matter in dispute shall be referred to three persons at New York, one to~~	273
	~~be appointed by each of the parties hereto, and the third by the two so chosen; their~~	274
	~~decision or that of any two of them shall be final, and for purpose of enforcing any award, this~~	275
	~~Agreement may be made a rule of the Court.~~	276
	~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime~~	277
	~~Arbitrators, Inc. New York.~~	278

c)*	~~Any dispute arising out of this Agreement shall be referred to arbitration at~~	279
	 ~~, subject to the procedures applicable there.~~	280
	~~The laws of shall govern this Agreement.~~	281

*	~~16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of~~	282
	~~deletions, alternative 16 a) to apply~~. .	283

17.	Blacklisting

On delivery the Sellers shall hand to the Buyers a letter of undertaking stating that to the best of Sellers’ knowledge the Vessel under present Ownership is not blacklisted by any nation including the Arab Boycott League in Damascus and the Vessel is in all respects compliant with the U.S. Coastguard regulations.

18.
Private and Confidential Clause

The terms and conditions of this sale to be kept strictly private and confidential by all parties. However should the sale be reported, neither the Buyers or the Sellers have any right to withdraw from the contract and its obligations. The Buyers shall have the right to publicly disclose information regarding the sale as per the SEC disclosure requirements.

This Memorandum of Agreement has been drawn up and executed in 2 (two) Originals, 1 (one) of which is to be retained by the Sellers and 1 (one) of which is to be retained by the Buyers.

                           The S E L L E R S :                                  The B U Y E R S :

Copyright Norwegian Shipbrokers’ Association, Oslo, Norway. Printed and sold by S-Gruppen A/S, Halvorsen & Larsen, Oslo, Norway. Fax: 47-22-25 28 69. Phone: 47-22-25 81 90.